EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                   Investor/Media Contact:
                                                             Deborah Loeb Bohren
                                                                    212-476-3552

WELLCHOICE, INC. TERMINATES DISCUSSIONS WITH OXFORD HEALTH PLANS

New York, NY (April 22, 2004) - WellChoice, Inc. (NYSE: WC), the parent company of Empire Blue Cross Blue Shield, announced today that it has terminated discussions with Oxford Health Plans (NYSE: OHP) regarding a potential acquisition of Oxford. WellChoice is issuing this statement to dispel any speculation regarding this matter.

ABOUT WELLCHOICE, INC.
WellChoice, Inc. is the parent company of the largest health insurer in the State of New York based on PPO and HMO membership. WellChoice, through its Empire Blue Cross Blue Shield subsidiaries, has the exclusive right to use the Blue Cross and Blue Shield names and marks in 10 downstate New York counties and one or both of these names and marks in selected counties in upstate New York. WellChoice offers a broad portfolio of products, including managed care and traditional indemnity products, and has a broad customer base including large group, middle-market and small group, individual, and national accounts. Additional information on WellChoice can be found at www.wellchoice.com.

Cautionary Statement
Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the company's control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: our ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management; product design and negotiation of favorable provider reimbursement rates; our ability to maintain or increase our premium rates; possible reductions in enrollment in our health insurance programs or changes in membership; the regional concentration of our business in the New York metropolitan area and the effects of economic downturns in that region or generally; future bio-terrorist activity or other potential public health epidemics; the impact of health care reform and other regulatory matters; the outcome of litigation; and the potential loss of our New York City account. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see the company's filings with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in its Annual Report on Form 10-K for the year ended December 31, 2003, and its Quarterly Reports on Form 10-Q for the three months ended March 31, 2004 to be filed with the Commission.

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